(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	October 18, 2023
(630) 906-5484

Old Second Bancorp, Inc. Reports Third Quarter 2023 Net Income of $24.3 Million,

or $0.54 per Diluted Share

AURORA, IL, October 18, 2023 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the third quarter of 2023.  Our net income was $24.3 million, or $0.54 per diluted share, for the third quarter of 2023, compared to net income of $25.6 million, or $0.56 per diluted share, for the second quarter of 2023, and net income of $19.5 million, or $0.43 per diluted share, for the third quarter of 2022. Adjusted net income, a non-GAAP financial measure that excludes Visa portfolio and land trust portfolio gains on sale, Visa portfolio liquidation and deconversion costs, and any merger related costs, as applicable, was $24.8 million, or $0.55 per diluted share, for the third quarter of 2023, compared to $25.6 million, or $0.56 per diluted share, for the second quarter of 2023, and $19.6 million, or $0.43 per diluted share, for the third quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income decreased $1.2 million in the third quarter of 2023 compared to the second quarter of 2023. The decrease was primarily due to the increase of $1.0 million in provision for credit losses, and an increase in noninterest expense of $2.6 million in the third quarter of 2023, which were partially offset by a $1.7 million increase in noninterest income and a $1.3 million decrease in provision for income taxes. Net income increased $4.8 million in the third quarter of 2023 compared to the third quarter of 2022, primarily due to an increase in net interest income of $7.5 million year over year due to rising market interest rates and a $1.5 million decrease in provision for credit losses. The increase in net income in the third quarter of 2023 was partially offset by a $1.6 million decrease in noninterest income and a $1.4 million increase in noninterest expense.  The third quarter of 2023 was impacted by a pre-tax net loss on the sale of securities of $924,000, compared to pre-tax net losses on the sale of securities of $1.5 million and $1,000 in the second quarter of 2023 and the third quarter of 2022, respectively.  In addition, the third quarter of 2023 was also impacted by $629,000 of deconversion and liquidation costs from the 2022 sale of our Visa credit card portfolio.

Operating Results

●	Third quarter 2023 net income was $24.3 million, reflecting a $1.2 million decrease from the second quarter 2023, and an increase of $4.8 million from the third quarter of 2022. Adjusted net income, as defined above, was $24.8 million for the third quarter of 2023, a decrease of $776,000 from adjusted net income for the second quarter of 2023, and an increase of $5.2 million from adjusted net income for the third quarter of 2022.
●	Net interest and dividend income was $63.0 million for the third quarter of 2023, reflecting a decrease of $550,000, or 0.9%, from the second quarter of 2023, and an increase of $7.5 million, or 13.4%, from the third quarter of 2022.
●	We recorded a net provision for credit losses of $3.0 million in the third quarter of 2023, compared to a net provision for credit losses of $2.0 million in the second quarter of 2023, and a net provision for credit losses of $4.5 million in the third quarter of 2022.
●	Noninterest income was $9.9 million for the third quarter of 2023, an increase of $1.7 million, or 20.1%, compared to $8.2 million for the second quarter of 2023, and a decrease of $1.6 million, or 14.1%, compared to $11.5 million for the third quarter of 2022.

●	Noninterest expense was $37.4 million for the third quarter of 2023, an increase of $2.6 million, or 7.4% compared to $34.8 million for the second quarter of 2023, and an increase of $1.4 million, or 4.0%, compared to $36.0 million for the third quarter of 2022.
●	We had a provision for income tax of $8.1 million for the third quarter of 2023, compared to a provision for income tax of $9.4 million for the second quarter of 2023 and a provision of $7.1 million for the third quarter of 2022. The effective tax rate for each of the periods presented was 25.1%, 26.9%, and 26.5%, respectively.
●	On October 17, 2023, our Board of Directors declared a cash dividend of $0.05 per share payable on November 6, 2023, to stockholders of record as of October 27, 2023.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Balance sheet summary
Total assets	$5,758,156	$5,883,942	$5,967,705
Total securities available-for-sale	1,229,618	1,335,622	1,609,759
Total loans	4,029,543	4,015,525	3,869,334
Total deposits	4,614,320	4,717,582	5,281,359
Total liabilities	5,225,598	5,369,987	5,533,991
Total equity	532,558	513,955	433,714

Total tangible assets	$5,659,858	$5,785,028	$5,866,904
Total tangible equity	434,260	415,041	332,913

Income statement summary
Net interest income	$63,030	$63,580	$55,569
Provision for credit losses	3,000	2,000	4,500
Noninterest income	9,877	8,223	11,496
Noninterest expense	37,423	34,830	35,988
Net income	24,335	25,562	19,523
Effective tax rate	25.09%	26.91%	26.54%

Profitability ratios
Return on average assets (ROAA)	1.67%	1.73%	1.29%
Return on average equity (ROAE)	18.21	20.04	16.70
Net interest margin (tax-equivalent)	4.66	4.64	3.96
Efficiency ratio	50.08	46.84	53.08
Return on average tangible common equity (ROATCE)	22.80	25.30	21.87
Tangible common equity to tangible assets (TCE/TA)	7.67	7.17	5.67

Per share data
Diluted earnings per share	$0.54	$0.56	$0.43
Tangible book value per share	9.72	9.29	7.47

Company capital ratios [1]
Common equity tier 1 capital ratio	11.00%	10.29%	9.16%
Tier 1 risk-based capital ratio	11.52	10.80	9.68
Total risk-based capital ratio	13.84	13.16	11.99
Tier 1 leverage ratio	9.62	8.96	7.70

Bank capital ratios [1,2]
Common equity tier 1 capital ratio	12.49%	11.70%	11.60%
Tier 1 risk-based capital ratio	12.49	11.70	11.60
Total risk-based capital ratio	13.57	12.83	12.64
Tier 1 leverage ratio	10.43	9.70	9.24

1 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

2 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the third quarter as we earned $24.3 million in net income, ROAA of 1.67% and ROATCE of 22.80%.  Adjusting for merger related expenses, the gain on the land trust sale and Visa portfolio related items, our earnings per share increased by 28% over the third quarter 2022.  Our tangible book value per share has increased by more than 30% over the last year and capital ratios continue to build very quickly with our tangible common equity ratio increasing by 50 basis points on a linked quarter basis to 7.67%.  Our focus over the near term will continue to be on assessing risks both within the loan portfolio and more broadly and optimizing the earning asset mix while reducing our overall sensitivity to interest rates.  We believe the ability to deliver exceptional returns and compound book value, at a time when marginal spreads in deposit and lending markets are tight, illustrates the quality of the franchise we have built. With a strong balance sheet, low-cost granular funding and continuing excellent overall profitability, Old Second is well positioned for the remainder of 2023 and beyond.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, and, prior to January 1, 2023, performing troubled debt restructurings, totaled $63.6 million at September 30, 2023, $61.2 million at June 30, 2023, and $52.9 million at September 30, 2022. Nonperforming loans, as a percent of total loans, were 1.6% at September 30, 2023, 1.5% at June 30, 2023, and 1.4% at September 30, 2022. The increase in the third quarter of 2023 is driven by the downgrade of a few credits during the quarter, due primarily to office-related loans within the commercial real estate-investor portfolio and debt service coverage shortfalls.
●	Total loans were $4.03 billion at September 30, 2023, reflecting an increase of $14.0 million compared to June 30, 2023, and an increase of $160.2 million compared to September 30, 2022. The increase year over year was largely driven by the growth in leases, commercial real estate-investor, construction, and multifamily portfolios. Average loans (including loans held-for-sale) for the third quarter of 2023 totaled $4.01 billion, reflecting a decrease of $29.3 million from the second quarter of 2023 and an increase of $257.7 million from the third quarter of 2022.
●	Available-for-sale securities totaled $1.23 billion at September 30, 2023, compared to $1.34 billion at June 30, 2023, and $1.61 billion at September 30, 2022. The unrealized mark to market loss on securities totaled $120.5 million as of September 30, 2023, compared to $112.4 million as of June 30, 2023, and $131.0 million as of September 30, 2022, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended September 30, 2023, securities sales of $65.6 million resulted in net realized losses of $924,000, compared to sales of $74.0 million during the quarter ended June 30, 2023, which resulted in net realized losses of $1.5 million, and no security sales for the quarter ended September 30, 2022, with a loss of $1,000 on the call of securities. We may continue to sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$49,737	$659	5.26	$50,309	$643	5.13	$131,260	$663	2.00
Securities:
Taxable	1,125,688	8,946	3.15	1,231,994	9,930	3.23	1,525,258	9,116	2.37
Non-taxable (TE)[1]	169,523	1,687	3.95	172,670	1,692	3.93	178,090	1,686	3.76
Total securities (TE)[1]	1,295,211	10,633	3.26	1,404,664	11,622	3.32	1,703,348	10,802	2.52
FHLBC and FRBC Stock	35,954	597	6.59	34,029	396	4.67	19,565	261	5.29
Loans and loans held-for-sale[1,2]	4,010,859	62,705	6.20	4,040,202	61,591	6.11	3,753,117	46,642	4.93
Total interest earning assets	5,391,761	74,594	5.49	5,529,204	74,252	5.39	5,607,290	58,368	4.13
Cash and due from banks	57,279	-	-	56,191	-	-	56,265	-	-
Allowance for credit losses on loans	(54,581)	-	-	(53,480)	-	-	(45,449)	-	-
Other noninterest bearing assets	384,059	-	-	379,576	-	-	377,850	-	-
Total assets	$5,778,518			$5,911,491			$5,995,956

Liabilities and Stockholders' Equity
NOW accounts	$576,138	$440	0.30	$600,957	$312	0.21	$612,174	$148	0.10
Money market accounts	720,488	1,767	0.97	762,967	1,245	0.65	967,106	157	0.06
Savings accounts	1,027,987	351	0.14	1,073,172	185	0.07	1,186,001	75	0.03
Time deposits	466,250	1,982	1.69	436,524	1,156	1.06	459,925	335	0.29
Interest bearing deposits	2,790,863	4,540	0.65	2,873,620	2,898	0.40	3,225,206	715	0.09
Securities sold under repurchase agreements	24,945	27	0.43	25,575	7	0.11	33,733	10	0.12
Other short-term borrowings	427,174	5,840	5.42	402,527	5,160	5.14	5,435	44	3.21
Junior subordinated debentures	25,773	245	3.77	25,773	281	4.37	25,773	285	4.39
Subordinated debentures	59,350	547	3.66	59,329	546	3.69	59,265	546	3.66
Senior notes	-	-	-	44,134	1,414	12.85	44,546	728	6.48
Notes payable and other borrowings	-	-	-	-	-	-	10,989	111	4.01
Total interest bearing liabilities	3,328,105	11,199	1.34	3,430,958	10,306	1.20	3,404,947	2,439	0.28
Noninterest bearing deposits	1,867,201	-	-	1,920,448	-	-	2,092,301	-	-
Other liabilities	53,164	-	-	48,434	-	-	34,949	-	-
Stockholders' equity	530,048	-	-	511,651	-	-	463,759	-	-
Total liabilities and stockholders' equity	$5,778,518			$5,911,491			$5,995,956
Net interest income (GAAP)		$63,030			$63,580			$55,569
Net interest margin (GAAP)			4.64			4.61			3.93

Net interest income (TE)[1]		$63,395			$63,946			$55,929
Net interest margin (TE)[1]			4.66			4.64			3.96
Interest bearing liabilities to earning assets	61.73%			62.05%			60.72%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2023 and 2022. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee expense of $780,000 for the third quarter of 2023, and loan fee expense of $242,000 and $588,000 for the second quarter of 2023 and the third quarter of 2022, respectively. Nonaccrual loans are included in the above stated average balances.

The increased yield of 10 basis points on interest earning assets compared to the linked period was driven by higher yields on loan originations than those in the previous period as well as repricing within the existing variable rate portfolios for securities available-for-sale and loans. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 136 basis points on interest earning assets was driven by significant increases to benchmark interest rates as well as strong loan growth throughout the period, specifically within the leases, commercial real estate and multifamily portfolios, as these loan segments generally produce the greatest yield. The increases in benchmark interest rates impacted yields on the securities portfolio through the inverse relationship between interest rates and market value coupled with maturities and strategic sales of lower yielding assets, as we work to increase the weighted average yield in the portfolio.

Average balances of interest bearing deposit accounts have decreased steadily since the third quarter of 2022 through the third quarter of 2023, from $3.23 billion to $2.79 billion, with decreases reflected in all deposit categories excluding time deposits. We have continued to control the cost of funds over the periods reflected, with the rate of overall interest bearing deposits increasing to 65 basis points for the quarter ended September 30, 2023, from 40 basis points for the quarter ended June 30, 2023, and from nine basis points for the quarter ended September 30, 2022. A 32 basis point increase in the cost of money market funds for the quarter ended September 30, 2023 compared to prior linked quarter, and a 91 basis point increase compared to the prior year like quarter were both due to select deposit account exception pricing, and drove a significant portion of the overall increase.  Average rates paid on time deposits for the quarter ended September 30, 2023 increased by 63 basis points and 140 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials we offered.

Borrowing costs decreased in the third quarter of 2023, compared to the second quarter of 2023, primarily due to the redemption of the senior notes as of June 30, 2023, partially offset by an increase in average short-term borrowings of $24.6 million stemming from increased average FHLB advances over the prior quarter. The increase of $421.7 million year over year of average FHLB advances was based on daily liquidity needs. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented. Senior notes had the most significant interest expense decrease, as we had redeemed all of the $45.0 million senior notes, net of deferred issuance costs, in June 2023, resulting in senior notes having no balance after that time. In February 2023, we paid off the remaining balance of $9.0 million on the original $20.0 million term note issued in 2020, resulting in notes payable and other borrowings having no balance after that time.

Our net interest margin (GAAP) increased three basis points to 4.64% for the third quarter of 2023, compared to 4.61% for the second quarter of 2023, and increased 71 basis points compared to 3.93% for the third quarter of 2022.  Our net interest margin (TE) increased two basis points to 4.66% for the third quarter of 2023, compared to 4.64% for the second quarter of 2023, and increased 70 basis points compared to 3.96% for the third quarter of 2022.  The increase in the third quarter, compared to the prior quarter, is primarily due to the growth in interest income due to the rising interest rate environment, and a decrease in borrowing interest expense due to the redemption of the senior notes in June 2023. The increase in the third quarter, compared to the prior year like quarter, is primarily due to an increase in market interest rates, and the related rate resets on loans and securities during the past year, as well as continuing loan growth relative to a more modest increase in costs of interest bearing liabilities. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				3rd Quarter 2023
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Wealth management	$2,475	$2,458	$2,280	0.7	8.6
Service charges on deposits	2,504	2,362	2,661	6.0	(5.9)
Residential mortgage banking revenue
Secondary mortgage fees	66	76	81	(13.2)	(18.5)
MSRs mark to market gain	281	96	548	192.7	(48.7)
Mortgage servicing income	519	499	514	4.0	1.0
Net gain on sales of mortgage loans	407	398	449	2.3	(9.4)
Total residential mortgage banking revenue	1,273	1,069	1,592	19.1	(20.0)
Securities losses, net	(924)	(1,547)	(1)	40.3	N/M
Change in cash surrender value of BOLI	919	418	146	119.9	529.5
Card related income	2,606	2,690	2,653	(3.1)	(1.8)
Other income	1,024	773	2,165	32.5	(52.7)
Total noninterest income	$9,877	$8,223	$11,496	20.1	(14.1)

N/M - Not meaningful.

Noninterest income increased $1.7 million, or 20.1%, in the third quarter of 2023, compared to the second quarter of 2023, and decreased $1.6 million, or 14.1%, compared to the third quarter of 2022.  The increase from the second quarter of 2023 was primarily driven by a $204,000 increase in residential mortgage banking revenue, a $623,000 decrease in securities losses, net, based on strategic sales, a $501,000 increase in the cash surrender value of BOLI, and a $251,000 increase in other income primarily due to contract incentives achieved on brokerage activities, as well as various recoveries on prior year sold mortgage claims.

The decrease in noninterest income of $1.6 million in the third quarter of 2023, compared to the third quarter of 2022, is primarily due to an increase in security losses, net, of $923,000 on strategic sales for the quarter ended September 30, 2023, a decrease of $267,000 on mortgage servicing rights mark to market gains, and a $1.1 million decrease in other income due to a $743,000 pretax gain on a Visa credit card portfolio sale and a $180,000 pretax gain on the sale of a land trust portfolio recorded in the third quarter of 2022. These decreases were partially offset by a $773,000 increase in the cash surrender value of BOLI due to market interest rate changes.

Noninterest Expense

				3rd Quarter 2023
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Salaries	$17,279	$16,310	$14,711	5.9	17.5
Officers incentive	2,773	2,397	2,787	15.7	(0.5)
Benefits and other	3,063	3,091	3,513	(0.9)	(12.8)
Total salaries and employee benefits	23,115	21,798	21,011	6.0	10.0
Occupancy, furniture and equipment expense	3,506	3,639	4,119	(3.7)	(14.9)
Computer and data processing	1,922	1,290	2,543	49.0	(24.4)
FDIC insurance	744	794	659	(6.3)	12.9
Net teller & bill paying	534	515	504	3.7	6.0
General bank insurance	300	306	257	(2.0)	16.7
Amortization of core deposit intangible asset	616	618	657	(0.3)	(6.2)
Advertising expense	93	103	83	(9.7)	12.0
Card related expense	1,347	1,222	1,453	10.2	(7.3)
Legal fees	97	283	212	(65.7)	(54.2)
Consulting & management fees	549	520	607	5.6	(9.6)
Other real estate owned expense, net	(27)	(98)	21	72.4	(228.6)
Other expense	4,627	3,840	3,862	20.5	19.8
Total noninterest expense	$37,423	$34,830	$35,988	7.4	4.0
Efficiency ratio (GAAP)[1]	50.08%	46.84%	53.08%
Adjusted efficiency ratio (non-GAAP)[2]	48.82%	46.49%	51.90%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gains on branch sales, Visa credit card portfolio liquidation and related deconversion costs, as well as any merger related costs, if applicable, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, mark to market gains or losses on MSRs, gain on the sale of our Visa credit card and land trust portfolios, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the third quarter of 2023 increased $2.6 million, or 7.4%, compared to the second quarter of 2023, and increased $1.4 million, or 4.0%, compared to the third quarter of 2022.  The increase in the third quarter of 2023 compared to the second quarter of 2023 was attributable to a $1.3 million increase in salaries and employee benefits, primarily due to an increase in salaries and the officer incentive accrual.  Also contributing to the increase in the third quarter of 2023 was a $632,000 increase in computer and data processing costs as the second quarter reflects software contract incentives, and a $787,000 increase in other expenses primarily due to $629,000 of liquidation costs recorded from the September 2023 Visa credit card portfolio deconversion, which we sold in the third quarter of 2022 and continued to service through the third quarter of 2023.  Partially offsetting the increase in noninterest expense in the third quarter of 2023 was a $186,000 decrease in legal fees, as the second quarter of 2023 experienced higher legal costs due to senior debt redemption, the proxy filing, and benefit plan reviews.

The year over year increase in noninterest expense is primarily attributable to a $2.1 million increase in salaries and employee benefits, primarily due to an increase in salaries due to higher wage rates in the current year. Also contributing to the increase was a $765,000 increase in other expense, which was primarily due to $629,000 of liquidation and deconversion costs recorded on the Visa credit card portfolio liquidation in the third quarter of 2023. Partially offsetting the increase in noninterest expense in the third quarter of 2023, compared to the third quarter of 2022, was a $613,000 decrease in furniture and equipment expenses, a $621,000 decrease in computer and data processing expenses, and a $115,000 decrease in legal fees, all stemming from acquisition related costs that were recorded in the third quarter of 2022.

Earning Assets

				September 30, 2023
Loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Commercial	$834,877	$820,027	$888,081	1.8	(6.0)
Leases	354,827	314,919	251,603	12.7	41.0
Commercial real estate – investor	1,047,122	1,080,073	941,910	(3.1)	11.2
Commercial real estate – owner occupied	809,050	824,277	876,951	(1.8)	(7.7)
Construction	202,546	189,058	176,700	7.1	14.6
Residential real estate – investor	53,762	55,935	59,580	(3.9)	(9.8)
Residential real estate – owner occupied	227,446	218,205	220,969	4.2	2.9
Multifamily	372,020	383,184	322,856	(2.9)	15.2
HELOC	102,055	102,058	116,108	(0.0)	(12.1)
Other[1]	25,838	27,789	14,576	(7.0)	77.3
Total loans	$4,029,543	$4,015,525	$3,869,334	0.3	4.1

1 Other class includes consumer loans and overdrafts.

Total loans increased by $14.0 million at September 30, 2023, compared to June 30, 2023, and increased $160.2 million for the year over year period.  Loan growth of $160.2 million in the year over year period was driven by growth in leasing, commercial real estate – investor, construction, and multifamily loans.

				September 30, 2023
Securities	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Securities available-for-sale, at fair value
U.S. Treasury	$216,777	$214,613	$211,097	1.0	2.7
U.S. government agencies	55,821	55,981	55,963	(0.3)	(0.3)
U.S. government agency mortgage-backed	104,569	115,140	127,626	(9.2)	(18.1)
States and political subdivisions	220,100	229,534	224,260	(4.1)	(1.9)
Corporate bonds	4,961	4,882	9,543	1.6	(48.0)
Collateralized mortgage obligations	386,679	407,495	587,846	(5.1)	(34.2)
Asset-backed securities	66,916	134,319	219,587	(50.2)	(69.5)
Collateralized loan obligations	173,795	173,658	173,837	0.1	(0.0)
Total securities available-for-sale	$1,229,618	$1,335,622	$1,609,759	(7.9)	(23.6)

Our securities portfolio totaled $1.23 billion as of September 30, 2023, a decrease of $106.0 million from $1.34 billion as of June 30, 2023, and a decrease of $380.1 million since September 30, 2022. The portfolio decrease of $106.0 million in the third quarter of 2023, compared to the prior quarter-end, was due to security sales of $65.6 million, which resulted in a net realized loss of $924,000, as well as paydowns of $29.6 million.  Net unrealized losses at September 30, 2023 were $120.5 million, compared to $112.4 million at June 30, 2023 and $131.0 million at September 30, 2022. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security sales undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				September 30, 2023
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Nonaccrual loans	$62,116	$60,925	$32,126	2.0	93.4
Performing troubled debt restructured loans accruing interest [1]	N/A	N/A	22	N/A	N/A
Loans past due 90 days or more and still accruing interest	1,485	308	20,752	382.1	(92.8)
Total nonperforming loans	63,601	61,233	52,900	3.9	20.2
Other real estate owned	407	761	1,561	(46.5)	(73.9)
Total nonperforming assets	$64,008	$61,994	$54,461	3.2	17.5

30-89 days past due loans and still accruing interest	$28,219	$12,449	$8,197
Nonaccrual loans to total loans	1.5%	1.5%	0.8%
Nonperforming loans to total loans	1.6%	1.5%	1.4%
Nonperforming assets to total loans plus OREO	1.6%	1.5%	1.4%
Purchased credit-deteriorated loans to total loans	1.5%	1.6%	2.1%

Allowance for credit losses	$51,729	$55,314	$48,847
Allowance for credit losses to total loans	1.3%	1.4%	1.3%
Allowance for credit losses to nonaccrual loans	83.3%	90.8%	152.1%

N/A - Not applicable.

1 As of January 1, 2023, the Company prospectively adopted ASU 2022-02, Topic 326 “Troubled Debt Restructurings (“TDRs”) and Vintage Disclosures”, which eliminated the need for recognition, measurement and disclosure of TDRs going forward.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Prior to January 1, 2023, nonperforming loans also included performing troubled debt restructured loans accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $61.2 million, net of purchase accounting adjustments, at September 30, 2023.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.6% as of September 30, 2023, 1.5% as of June 30, 2023, and 1.4% as of September 30, 2022. Nonperforming assets to total loans plus OREO was 1.6% as of September 30, 2023, 1.5% as of June 30, 2023, and 1.4% as of September 30, 2022. Our allowance for credit losses to total loans was 1.3% as of September 30, 2023, 1.4% as of June 30, 2023, and 1.3% as of September 30, 2022.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				September 30, 2023
Classified loans	As of			Percent Change From
(Dollars in thousands)	September 30,	June 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2022
Commercial	$18,298	$22,245	$31,722	(17.7)	(42.3)
Leases	574	974	235	(41.1)	144.3
Commercial real estate – investor	54,126	57,041	28,252	(5.1)	91.6
Commercial real estate – owner occupied	55,292	38,495	42,698	43.6	29.5
Construction	17,263	116	1,347	N/M	N/M
Residential real estate – investor	1,502	1,714	1,285	(12.4)	16.9
Residential real estate – owner occupied	3,627	3,660	3,929	(0.9)	(7.7)
Multifamily	1,141	1,191	1,982	(4.2)	(42.4)
HELOC	1,434	2,152	2,278	(33.4)	(37.1)
Other[1]	-	-	2	-	(100.0)
Total classified loans	$153,257	$127,588	$113,730	20.1	34.8

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of September 30, 2023 increased $25.7 million from June 30, 2023, and $39.5 million from September 30, 2022. The net increase from the second quarter of 2023 was driven by two additions totaling $17.6 million in commercial real estate – owner occupied, two additions totaling $17.3 million in construction, and offset by $6.8 million charged off in commercial real estate - investor. Remediation work continues on these three credits, with the goal of cash flow improvements with increased tenancy.  Reductions in commercial and multifamily classified loans were noted in the third quarter of 2023 from the linked quarter and prior year like quarter due to ongoing remediation efforts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At September 30, 2023, our allowance for credit losses (“ACL”) on loans totaled $51.7 million, and our ACL on unfunded commitments, included in other liabilities, totaled $2.9 million.  In the third quarter of 2023, we recorded provision expense of $3.0 million based on historical loss rate updates, loan growth, our assessment of nonperforming loan metrics and trends, and estimated future credit losses. The third quarter’s provision expense consisted of a $3.0 million provision for credit losses on loans, and a $11,000 reversal of provision for credit losses on unfunded commitments.  The decrease in unfunded commitments was primarily due to an adjustment of historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge-offs of $6.6 million in the third quarter of 2023, which reduced the ACL. The majority of the third quarter charge offs were specific to two borrowers within commercial real estate on which we had existing specific allocations within the ACL of $4.7 million at June 30, 2023. The second quarter 2023 provision expense of $2.0 million consisted of a $2.4 million provision for credit losses on loans, and a $427,000 reversal of provision for credit losses on unfunded commitments. We recorded net charge-offs of $505,000 in the second quarter of 2023. In the third quarter of 2022, we recorded provision expense of $4.5 million based on our assessment of nonperforming loan metrics and trends and estimated future credit losses.  We recorded net charge-offs of $68,000 in the third quarter of 2022, which reduced the ACL. Our ACL on loans to total loans was 1.3% as of September 30, 2023 and 1.4% as of June 30, 2023, and 1.3% as of September 30, 2022.

The $235,000 decrease in our ACL on unfunded commitments at September 30, 2023, compared to June 30, 2023, was driven by a $11,000 reversal of provision expense in the quarter discussed above, as well as purchase accounting accretion on unfunded commitments recorded during the quarter.  The ACL on unfunded commitments totaled $2.9 million as of September 30, 2023, $3.1 million as of June 30, 2023, and $5.4 million as of September 30, 2022.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	September 30,	% of	June 30,	% of	September 30,	% of
	2023	Total [2]	2023	Total [2]	2022	Total [2]
Commercial	$8	0.1	$298	59.0	$20	29.4
Leases	(95)	(1.4)	(7)	(1.4)	178	261.8
Commercial real estate – Investor	6,754	102.4	51	10.1	105	154.4
Commercial real estate – Owner occupied	23	0.3	198	39.2	(75)	(110.3)
Construction	(100)	(1.5)	-	-	-	-
Residential real estate – Investor	(3)	-	(5)	(1.0)	(8)	(11.8)
Residential real estate – Owner occupied	(25)	(0.4)	(36)	(7.1)	(113)	(166.2)
Multifamily	-	-	-	-	(63)	(92.6)
HELOC	(35)	(0.5)	(24)	(4.8)	(35)	(51.5)
Other [1]	70	1.0	30	6.0	59	86.8
Net charge–offs / (recoveries)	$6,597	100.0	$505	100.0	$68	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the third quarter of 2023 were $6.9 million, compared to $733,000 for the second quarter of 2023 and $484,000 for the third quarter of 2022.  Gross recoveries were $339,000 for the third quarter of 2023, compared to $228,000 for the second quarter of 2023, and $416,000 for the third quarter of 2022.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $4.61 billion at September 30, 2023, a decrease of $103.3 million, or 2.2%, compared to $4.72 billion at June 30, 2023, primarily due to a decline in savings of $47.0 million, followed by a decrease of $35.0 million in non-interest bearing deposits and $29.3 million in money markets. The bulk of the linked quarter decline in deposit balances occurred in August 2023 and is consistent with seasonal historical trends related to tax payments and commercial customer business volumes. Total quarterly average deposits decreased $659.4 million, or 12.4%, in the year over year period, driven by declines in our average demand deposits of $225.1 million, and savings, NOW and money markets combined of $440.7 million. In general, the bulk of the decline in deposits year over year can be characterized as rate sensitive with significant flows and transfers into investing activities, materially offsetting the significant expansion in those same accounts in the immediate aftermath of the pandemic.

Borrowings

As of September 30, 2023, we had $435.0 million in other short-term borrowings due to short-term FHLB advances, compared to $485.0 million at June 30, 2023, and $25.0 million as of September 30, 2022.

During the second quarter of 2023, we redeemed all of the $45.0 million senior notes that were due in 2026.  This senior debt issuance carried an interest rate of 9.39% at the time of redemption, and upon redemption, the related deferred debt issuance costs of $362,000 were also recorded as interest expense, resulting in an effective cost of this debt issuance of 12.85% for the second quarter of 2023.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (8) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; and (9) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, October 19, 2023, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our third quarter 2023 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 243040.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on October 26, 2023, by dialing 877-481-4010, using Conference ID: 49156.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2023	2022
Assets
Cash and due from banks	$55,548	$56,632
Interest earning deposits with financial institutions	53,485	58,545
Cash and cash equivalents	109,033	115,177
Securities available-for-sale, at fair value	1,229,618	1,539,359
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	35,830	20,530
Loans held-for-sale	2,297	491
Loans	4,029,543	3,869,609
Less: allowance for credit losses on loans	51,729	49,480
Net loans	3,977,814	3,820,129
Premises and equipment, net	76,472	72,355
Other real estate owned	407	1,561
Mortgage servicing rights, at fair value	11,461	11,189
Goodwill	86,478	86,478
Core deposit intangible	11,820	13,678
Bank-owned life insurance (“BOLI”)	108,187	106,608
Deferred tax assets, net	44,051	44,750
Other assets	64,688	56,012
Total assets	$5,758,156	$5,888,317

Liabilities
Deposits:
Noninterest bearing demand	$1,862,659	$2,051,702
Interest bearing:
Savings, NOW, and money market	2,273,671	2,617,100
Time	477,990	441,921
Total deposits	4,614,320	5,110,723
Securities sold under repurchase agreements	25,894	32,156
Other short-term borrowings	435,000	90,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,361	59,297
Senior notes	-	44,585
Notes payable and other borrowings	-	9,000
Other liabilities	65,250	55,642
Total liabilities	5,225,598	5,427,176

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	201,553	202,276
Retained earnings	377,320	310,512
Accumulated other comprehensive loss	(90,619)	(93,124)
Treasury stock	(401)	(3,228)
Total stockholders’ equity	532,558	461,141
Total liabilities and stockholders’ equity	$5,758,156	$5,888,317

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest and dividend income
Loans, including fees	$62,665	$46,614	$181,436	$121,209
Loans held-for-sale	29	22	60	111
Securities:
Taxable	8,946	9,116	29,611	21,071
Tax exempt	1,333	1,332	4,007	3,946
Dividends from FHLBC and FRBC stock	597	261	1,273	677
Interest bearing deposits with financial institutions	659	663	1,887	1,714
Total interest and dividend income	74,229	58,008	218,274	148,728
Interest expense
Savings, NOW, and money market deposits	2,558	380	5,449	1,124
Time deposits	1,982	335	3,802	877
Securities sold under repurchase agreements	27	10	43	30
Other short-term borrowings	5,840	44	13,345	44
Junior subordinated debentures	245	285	805	849
Subordinated debentures	547	546	1,639	1,639
Senior notes	-	728	2,408	1,791
Notes payable and other borrowings	-	111	87	309
Total interest expense	11,199	2,439	27,578	6,663
Net interest and dividend income	63,030	55,569	190,696	142,065
Provision for credit losses	3,000	4,500	8,501	5,050
Net interest and dividend income after provision for credit losses	60,030	51,069	182,195	137,015
Noninterest income
Wealth management	2,475	2,280	7,203	7,484
Service charges on deposits	2,504	2,661	7,290	7,063
Secondary mortgage fees	66	81	201	270
Mortgage servicing rights mark to market gain (loss)	281	548	(148)	3,608
Mortgage servicing income	519	514	1,534	1,612
Net gain on sales of mortgage loans	407	449	1,111	1,682
Securities losses, net	(924)	(1)	(4,146)	(34)
Change in cash surrender value of BOLI	919	146	1,579	342
Card related income	2,606	2,653	7,540	8,194
Other income	1,024	2,165	3,286	3,949
Total noninterest income	9,877	11,496	25,450	34,170
Noninterest expense
Salaries and employee benefits	23,115	21,011	67,161	62,310
Occupancy, furniture and equipment	3,506	4,119	10,620	10,864
Computer and data processing	1,922	2,543	4,986	12,817
FDIC insurance	744	659	2,122	1,771
Net teller & bill paying	534	504	1,551	3,245
General bank insurance	300	257	911	923
Amortization of core deposit intangible	616	657	1,858	1,981
Advertising expense	93	83	338	459
Card related expense	1,347	1,453	3,785	3,044
Legal fees	97	212	699	648
Consulting & management fees	549	607	1,859	1,746
Other real estate expense, net	(27)	21	181	96
Other expense	4,627	3,862	12,104	11,585
Total noninterest expense	37,423	35,988	108,175	111,489
Income before income taxes	32,484	26,577	99,470	59,696
Provision for income taxes	8,149	7,054	25,966	15,906
Net income	$24,335	$19,523	$73,504	$43,790

Basic earnings per share	$0.55	$0.43	$1.65	$0.98
Diluted earnings per share	0.54	0.43	1.62	0.97
Dividends declared per share	0.05	0.05	0.15	0.15

Ending common shares outstanding	44,684,987	44,572,544	44,684,987	44,572,544
Weighted-average basic shares outstanding	44,675,489	44,565,626	44,653,451	44,509,072
Weighted-average diluted shares outstanding	45,428,409	45,221,541	45,390,218	45,207,992

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2022				2023
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Cash and due from banks	$42,972	$53,371	$56,265	$56,531	$55,140	$56,191	$57,279
Interest earning deposits with financial institutions	635,302	426,820	131,260	50,377	49,310	50,309	49,737
Cash and cash equivalents	678,274	480,191	187,525	106,908	104,450	106,500	107,016

Securities available-for-sale, at fair value	1,807,875	1,792,099	1,703,348	1,576,004	1,503,619	1,404,664	1,295,211
FHLBC and FRBC stock	16,066	20,994	19,565	19,534	24,905	34,029	35,954
Loans held-for-sale	6,707	3,050	2,020	1,224	813	1,150	1,641
Loans	3,397,827	3,505,806	3,751,097	3,877,004	3,931,679	4,039,052	4,009,218
Less: allowance for credit losses on loans	44,341	44,354	45,449	48,778	49,398	53,480	54,581
Net loans	3,353,486	3,461,452	3,705,648	3,828,226	3,882,281	3,985,572	3,954,637

Premises and equipment, net	86,502	73,876	71,947	72,220	72,649	72,903	74,707
Other real estate owned	2,399	1,850	1,578	1,561	1,508	1,132	472
Mortgage servicing rights, at fair value	8,218	10,525	10,639	11,322	11,127	10,741	11,066
Goodwill	86,332	86,332	86,333	86,477	86,477	86,477	86,477
Core deposit intangible	15,977	15,286	14,561	13,950	13,327	12,709	12,119
Bank-owned life insurance ("BOLI")	105,396	105,463	105,448	105,754	106,655	107,028	107,786
Deferred tax assets, net	10,689	27,154	31,738	50,533	42,237	37,774	39,072
Other assets	55,474	53,823	55,606	53,909	48,599	50,812	52,360
Total other assets	370,987	374,309	377,850	395,726	382,579	379,576	384,059
Total assets	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491	$5,778,518

Liabilities
Deposits:
Noninterest bearing demand	$2,093,293	$2,119,667	$2,092,301	$2,083,503	$2,002,801	$1,920,448	$1,867,201
Interest bearing:
Savings, NOW, and money market	2,899,497	2,872,622	2,765,281	2,680,767	2,560,893	2,437,096	2,324,613
Time	495,452	469,009	459,925	450,111	434,655	436,524	466,250
Total deposits	5,488,242	5,461,298	5,317,507	5,214,381	4,998,349	4,794,068	4,658,064

Securities sold under repurchase agreements	39,204	34,496	33,733	33,275	31,080	25,575	24,945
Other short-term borrowings	-	-	5,435	44,293	200,833	402,527	427,174
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,222	59,244	59,265	59,286	59,308	59,329	59,350
Senior notes	44,494	44,520	44,546	44,572	44,599	44,134	-
Notes payable and other borrowings	19,009	13,103	10,989	9,978	5,400	-	-
Other liabilities	60,819	32,636	34,949	51,753	51,279	48,434	53,164
Total liabilities	5,736,763	5,671,070	5,532,197	5,483,311	5,416,621	5,399,840	5,248,470

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,705	44,705	44,705
Additional paid-in capital	202,828	202,544	201,570	201,973	201,397	200,590	201,344
Retained earnings	258,073	267,912	284,302	301,753	324,785	346,042	368,732
Accumulated other comprehensive loss	(3,074)	(49,151)	(63,216)	(100,817)	(86,736)	(78,940)	(84,167)
Treasury stock	(5,900)	(4,985)	(3,602)	(3,303)	(2,125)	(746)	(566)
Total stockholders' equity	496,632	461,025	463,759	444,311	482,026	511,651	530,048
Total liabilities and stockholders' equity	$6,233,395	$6,132,095	$5,995,956	$5,927,622	$5,898,647	$5,911,491	$5,778,518

Total Earning Assets	$5,863,777	$5,748,769	$5,607,290	$5,524,143	$5,510,326	$5,529,204	$5,391,761
Total Interest Bearing Liabilities	3,582,651	3,518,767	3,404,947	3,348,055	3,362,541	3,430,958	3,328,105

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2022				2023
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Interest and Dividend Income
Loans, including fees	$36,366	$38,229	$46,614	$55,170	$57,210	$61,561	$62,665
Loans held-for-sale	57	32	22	19	12	19	29
Securities:
Taxable	5,169	6,786	9,116	10,495	10,735	9,930	8,946
Tax exempt	1,317	1,297	1,332	1,341	1,337	1,337	1,333
Dividends from FHLB and FRBC stock	153	263	261	259	280	396	597
Interest bearing deposits with financial institutions	269	782	663	461	585	643	659
Total interest and dividend income	43,331	47,389	58,008	67,745	70,159	73,886	74,229
Interest Expense
Savings, NOW, and money market deposits	397	347	380	776	1,149	1,742	2,558
Time deposits	277	265	335	571	664	1,156	1,982
Securities sold under repurchase agreements	11	9	10	10	9	7	27
Other short-term borrowings	-	-	44	436	2,345	5,160	5,840
Junior subordinated debentures	280	284	285	287	279	281	245
Subordinated debentures	546	547	546	546	546	546	547
Senior notes	485	578	728	891	994	1,414	-
Notes payable and other borrowings	103	95	111	137	87	-	-
Total interest expense	2,099	2,125	2,439	3,654	6,073	10,306	11,199
Net interest and dividend income	41,232	45,264	55,569	64,091	64,086	63,580	63,030
Provision for credit losses	-	550	4,500	1,500	3,501	2,000	3,000
Net interest and dividend income after provision for credit losses	41,232	44,714	51,069	62,591	60,585	61,580	60,030
Noninterest Income
Wealth management	2,698	2,506	2,280	2,403	2,270	2,458	2,475
Service charges on deposits	2,074	2,328	2,661	2,499	2,424	2,362	2,504
Secondary mortgage fees	139	50	81	62	59	76	66
Mortgage servicing rights mark to market gain (loss)	2,978	82	548	(431)	(525)	96	281
Mortgage servicing income	519	579	514	518	516	499	519
Net gain (loss) on sales of mortgage loans	1,495	(262)	449	340	306	398	407
Securities losses, net	-	(33)	(1)	(910)	(1,675)	(1,547)	(924)
Change in cash surrender value of BOLI	124	72	146	376	242	418	919
Card related income	2,574	2,965	2,653	2,795	2,244	2,690	2,606
Other income	862	924	2,165	1,294	1,489	773	1,024
Total noninterest income	13,463	9,211	11,496	8,946	7,350	8,223	9,877
Noninterest Expense
Salaries and employee benefits	19,967	21,332	21,011	24,263	22,248	21,798	23,115
Occupancy, furniture and equipment	3,699	3,046	4,119	4,128	3,475	3,639	3,506
Computer and data processing	6,268	4,006	2,543	2,978	1,774	1,290	1,922
FDIC insurance	410	702	659	630	584	794	744
Net teller & bill paying	1,907	834	504	485	502	515	534
General bank insurance	315	351	257	298	305	306	300
Amortization of core deposit intangible	665	659	657	645	624	618	616
Advertising expense	182	194	83	130	142	103	93
Card related expense	534	1,057	1,453	1,304	1,216	1,222	1,347
Legal fees	257	179	212	225	319	283	97
Consulting & management fees	616	523	607	679	790	520	549
Other real estate expense, net	(12)	87	21	34	306	(98)	(27)
Other expense	3,444	4,279	3,862	3,885	3,637	3,840	4,627
Total noninterest expense	38,252	37,249	35,988	39,684	35,922	34,830	37,423
Income before income taxes	16,443	16,676	26,577	31,853	32,013	34,973	32,484
Provision for income taxes	4,423	4,429	7,054	8,238	8,406	9,411	8,149
Net income	$12,020	$12,247	$19,523	$23,615	$23,607	$25,562	$24,335

Basic earnings per share (GAAP)	$0.27	$0.28	$0.43	$0.53	$0.53	$0.57	$0.55
Diluted earnings per share (GAAP)	0.27	0.27	0.43	0.52	0.52	0.56	0.54
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Net Income
Income before income taxes (GAAP)	$32,484	$34,973	$26,577
Pre-tax income adjustments:
Merger-related costs, net of losses/(gains) on branch sales	-	29	1,061
Liquidation and deconversion costs on Visa credit card portfolio	629	-	-
Gains on the sale of Visa credit card and land trust portfolios	-	-	(923)
Adjusted net income before taxes	33,113	35,002	26,715
Taxes on adjusted net income	8,307	9,419	7,091
Adjusted net income (non-GAAP)	$24,806	$25,583	$19,624

Basic earnings per share (GAAP)	$0.55	$0.57	$0.43
Diluted earnings per share (GAAP)	0.54	0.56	0.43
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.55	0.58	0.44
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.55	0.56	0.43

	Quarters Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Net Interest Margin
Interest income (GAAP)	$74,229	$73,886	$58,008
Taxable-equivalent adjustment:
Loans	11	11	6
Securities	354	355	354
Interest income (TE)	74,594	74,252	58,368
Interest expense (GAAP)	11,199	10,306	2,439
Net interest income (TE)	$63,395	$63,946	$55,929
Net interest income (GAAP)	$63,030	$63,580	$55,569
Average interest earning assets	$5,391,761	$5,529,204	$5,607,290
Net interest margin (GAAP)	4.64%	4.61%	3.93%
Net interest margin (TE)	4.66%	4.64%	3.96%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2023	2022
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$37,423	$34,830	$35,988	$37,423	$34,830	$35,988
Less amortization of core deposit	616	618	657	616	618	657
Less other real estate expense, net	(27)	(98)	21	(27)	(98)	21
Less acquisition related costs, net of losses/(gains) on branch sales	N/A	N/A	N/A	-	29	1,061
Less liquidation and deconversion costs on Visa credit card portfolio	N/A	N/A	N/A	629	-	-
Noninterest expense less adjustments	$36,834	$34,310	$35,310	$36,205	$34,281	$34,249

Net interest income	$63,030	$63,580	$55,569	$63,030	$63,580	$55,569
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	11	6
Securities	N/A	N/A	N/A	354	355	354
Net interest income including adjustments	63,030	63,580	55,569	63,395	63,946	55,929
Noninterest income	9,877	8,223	11,496	9,877	8,223	11,496
Less securities losses	(924)	(1,547)	(1)	(924)	(1,547)	(1)
Less MSRs mark to market gains	281	96	548	281	96	548
Less gain on Visa credit card portfolio sale	N/A	N/A	N/A	-	-	743
Less gain on sale of land trust portfolio	N/A	N/A	N/A	-	-	180
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	245	111	39
Noninterest income (excluding) / including adjustments	10,520	9,674	10,949	10,765	9,785	10,065

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$73,550	$73,254	$66,518	$74,160	$73,731	$65,994
Efficiency ratio / Adjusted efficiency ratio	50.08%	46.84%	53.08%	48.82%	46.49%	51.90%

N/A - Not applicable.

	Quarters Ended
	September 30,	March 31,	September 30,
	2023	2023	2022
Adjusted Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$24,335	$25,562	$19,523

Income before income taxes (GAAP)	$32,484	$34,973	$26,577
Pre-tax income adjustments:
Amortization of core deposit intangibles	616	618	657
Net income, excluding intangibles amortization, before taxes	33,100	35,591	27,234
Taxes on net income, excluding intangible amortization, before taxes	8,304	9,578	7,228
Net income, excluding intangibles amortization (non-GAAP)	$24,796	$26,013	$20,006

Total Average Common Equity	$530,048	511,651	$463,759
Less Average goodwill and intangible assets	98,596	99,186	100,894
Average tangible common equity (non-GAAP)	$431,452	$412,465	$362,865

Return on average common equity (GAAP)	18.21%	20.04%	16.70%
Return on average tangible common equity (non-GAAP)	22.80%	25.30%	21.87%